                                                                 Exhibit 10.11
                                  ------------



                            HEINRICH VON METTENHEIM





                                 CERTIFIED COPY
                               Deed No. 328/1995




                          BUSINESS PURCHASE AGREEMENT


                                    between

                      "DALIA" VERWALTUNGSGESELLSCHAFT mbH,
                             FIBERITE HOLDINGS, INC.

                                      and

                             FIBERITE EUROPE GmbH,
                               DEUTSCHE ICI GmbH



                             DATED OCTOBER 6, 1995

No. 328 of the Roll of Deeds for 1995 yM





                                      DONE

                    in Frankfurt am Main on October 6, 1995

                        Before me the undersigned Notary
             in the area of the Oberlandesgericht Frankfurt am Main

                            HEINRICH VON METTENHEIM

               with my offices in Freiherr-vom-Stein-Strasse 24-26
                           D-60323, Frankfurt am Main


appeared today

(1) Dr. Cornelius Goetze, with his business address at Bockenheimer Landstrasse 51-53, 60325 Frankfurt am Main, identified by his personal identity card, acting according to his declaration not in his own name and on his own behalf but on behalf of:

        a)      Fiberite Europe GmbH, Ostringen,

        b)      Deutsche ICI GmbH, Frankfurt am Main,

        c)      ICI Lacke Farben GmbH, Hilden,

        on presentation of powers of attorney attached hereto;

(2) Mr. Paul Scesniak, with his business address at Niedenau 68, 60325 Frankfurt am Main, identified by his German driving license, acting, according to his declaration, not in his own name and on his own behalf but on behalf of

        a) Fiberite Holdings, Inc., co DLJ Merchant Banking Inc., 1040 Broadway, New York, N.Y. 10005 USA,

b) "DALIA" Verwaltungsgesellschaft mbH. Frankfurt am Main. (in future named: Fiberite Europe GmbH with place of business in Monchengladbach)

on presentation of telefax copies of powers of attorney attached hereto, promising to deliver original powers of attorney subsequently.

The persons appearing requested that their declarations be made in the English language. The officiating notary, who has a good command of the English language, confirmed that the persons appearing have a good command of the English language. The persons appearing waived their right to have an interpreter present after having been informed of such right by the officiating notary.

This having been done, the persons appearing declared, requesting that it be notarised:

                          BUSINESS PURCHASE AGREEMENT

                                    BETWEEN

                       DALIA VERWALTUNGSGESELLSCHAFT mbH

                            FIBERITE HOLDINGS, INC.


                                      AND


                              FIBERITE EUROPE GMBH

                               DEUTSCHE ICI GmbH

                             Dated October 6, 1995

                          BUSINESS PURCHASE AGREEMENT

BUSINESS PURCHASE AGREEMENT dated as of October 6, 1995, between Fiberite Europe GmbH, registered in the commercial register of the Local Court Bruchsal sub HR B 1075 ("Seller") and Deutsche ICI GmbH, registered in the commercial register of the Local Court Frankfurt am Main sub HR B 36790 ("Seller's Guarantor") on the one hand, and Dalia Verwallungsgesellschaft mbH, registered in the commercial register of the Local Court Frankfurt am Main sub HR B 40230 ("Purchaser") and Fiberite Holdings, Inc. ("Purchaser's Guarantor"), a Delaware corporation, on the other hand.

WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the entire business currently conducted by Seller as a going concern on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person shall not be deemed to be an Affiliate of any other person solely as a result of being a director or officer of such other Person.

        "Ancillary Agreements" means the Transition Services Agreement and the Real Property Transfer Agreement.

        "Aviation Product"  means "Aviation Product" as defined in Schedule
        3.24.

        "Balance Sheet" means the balance sheet set forth in the audited financial statements of Seller dated December 31, 1994.

"Balance Sheet Date" means December 31, 1994.

"Business" means the business of the design, manufacture, sale (including the sale of products manufactured by Seller and of products purchased by Seller from ICI Composites Inc.), servicing and support of advanced composite materials as currently conducted by Seller.

"Business Day" means a day of the year on which banks are not required or authorized to be closed in Frankfurt am Main.

"Closing" means the closing of the purchase and sale of the Business.

"Closing Date" means the date of this Agreement.

"Current Assets" means to the extent transferred to Purchaser accounts receivable (including intercompany receivables with ICI Composites Inc.), inventory (including raw materials, work in process, finished goods and supplies), prepaid expenses ("Rechnungsabgrenzungsposten" -- including without limitation annual bonuses such as the "Maigeld"), less related reserves, in each case if and to the extent such assets are not part of the Excluded Assets.

"Current Liabilities" means to the extent transferred to Purchaser accounts payable (including intercompany payables with ICI Composites Inc.), employee accruals and other accrued expenses excluding income taxes; for the avoidance of doubt, accounts payable in respect of which the Seller has issued cheques prior to the Closing Date which are not presented for payment as of the Closing Date shall be deemed to be accounts payable.

"Employee Plan" means any material compensation or benefit, plan, policy or arrangement currently maintained or contributed to by Seller for its current or former employees.

"GAAP" means German generally accepted accounting principles.

"ICI" means Imperial Chemical Industries PLC, a corporation organized under the laws of England.

"ICI Company" means ICI or any Affiliate of ICI (excluding Seller and ICI Composites Inc).

"Included ICI Assets" means all assets owned by Deutsche ICI GmbH or any other ICI Company and used by Deutsche ICI GmbH or any ICI Company exclusively or principally for the provision of services to Seller (excluding all corporate credit, telephone and similar cards held by Seller Employees where such cards have been provided to Seller Employees in connection with any ICI Company and excluding all computer and information technology rights and systems owned or operated by Deutsche ICI GmbH or any other ICI Company for the benefit of Seller and excluding any assets owned by Deutsche ICI-GmbH or any ICI Company and utilized in the performance of the Ancillary Agreements) in the operation of the Business as presently conducted, other than the Excluded Assets.

"Income Taxes" means any liability for taxes that arises in relation to a Tax that is based upon, measured by, or calculated with respect to income, profits or gross receipts (other than value added tax).

"Indemnifiable Taxes" means Taxes due and payable by Seller pertaining to any taxable period (or portion thereof) ending on or prior to the Closing Date, including any Tax resulting from any transaction pursuant to which the Excluded Assets remain or become the property of the Seller or any Affiliate of the Seller. With respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any Taxes attributable to such period that will be treated as Taxes of a Pre-Closing Tax Period will be deemed to be: (i) in the case of any Other Tax, the amount of such Other Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any Income Taxes, the Income Tax for the entire taxable period, multiplied by a fraction, the numerator of which is the hypothetical Income Tax for the Pre-Closing Tax Period (determined on the basis of an interim closing of the books, without annualisation) and the denominator of which is the sum of such numerator plus the hypothetical Income Tax for the balance of the taxable period (determined on the basis of such interim closing, without annualisation) The hypothetical Tax for any period shall be zero (in case where no Tax is due) or a positive amount. In-demnifiable Taxes shall in no event include any interest, any penalties or any additions to Tax, or any interest on penalties or additions to Tax resulting from any action or failure to act, following the Closing, on the part of Purchaser except to the extent resulting from any act or omission of Seller. No Tax shall be included in Indemnifiable Taxes to the extent the liability for such Tax is reflected in the Financial Statements or in the Statement of Working Capital.

"Intellectual Property" means inventions, patents and patent applications; trademarks, trademark registrations and applications therefor; trade names, symbols and logos; copyrights; service marks; service mark registrations and applications therefor; know-how; and trade secrets.

"Manufacturing Facilities" means the manufacturing and office facilities owned or leased by Seller located at Ostringen and Monchengladbach.

"Material Adverse Effect" means a material adverse effect on the financial condition, business, assets or net worth or results of operations of Seller taken as a whole.

"Occurrence" means "Occurrence" as defined in Schedule 3.24.

"Other Taxes" means any liability for Taxes that arises in relation to Taxes that are not Income Taxes.

"Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Post-Closing Tax Period" means any period (or portion thereof) ending after the Closing Date.

"Pre-Closing Tax Period" means any period (or portion thereof) ending on or before the Closing Date.

"Seller Employee Plan" means Employee Plan sponsored or maintained by Seller or any ICI Company for the benefit of current or former employees of Seller.

"Tax" or "Taxes" means (i) all federal, state, local, foreign and other taxes and similar governmental charges or assessments (including without limitation income tax, trade tax, property tax, transfer and sales tax imposed by any governmental authority responsible for the imposition of any such tax, whether attributable to statutory or non-statutory rules and including interest, penalties, additions to tax, and interest on penalties or additions to Tax;
(ii) any liability of Seller for the payment of any amounts described in clause
(i) as a result of being a member of an affiliated group of corporations filing a consolidated tax return for federal, state or local tax purposes, for periods prior to the Closing Date, and (iii) any liability of Seller for amounts described in clause (i) under any Tax sharing or Tax allocation agreement entered into prior to the date hereof.

"Transition Services Agreement" means the transition services agreement dated as of the Closing Date between ICI Lacke Farben GmbH, Hilden and Purchaser.

"Working Capital" means Current Assets less Current Liabilities.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term                                            Section
----                                            -------
Arbitrated Amount                               2.9(d)
Audited Financial Statements                    3.12
Authorizations                                  3.9(a)
Claim Costs                                     7.3
Collective Bargaining Agreement                 3.16(a)
Contracts                                       2.1(a)(iii)
Cost Effective Cleanup                          7.9(g)
Designated Representatives                      7.9(e)
Environmental Law                               3.9(1)
Excluded Assets                                 2.2
Files                                           5.11(a)
Financial Statements                            3.12
Government Bid                                  3.11(a)(vi)
Government Contract                             3.11(a)(vi)
Hazardous Materials                             3.9(e)
ICI Letters                                     5.2(a)
Indemnified Party                               7.4(a)
Indemnifying Party                              7.4(a)
Independent Accounting Firm                     2.9(d)
Material Agreement                              3.11(a)(v)

Necessity Test                          7.9(i)(ii)
Liens                                   3.7(a)
On-Site Cleanup                         7.9(b)
Off-Site Remediation Liabilities        7.9(a)
On-Site Remediation Liabilities         7.9(a)
Permits                                 3.5(a)
Permitted Liens                         3.7(a)
Purchase Price                          2.8
Purchaser's Amount                      2.9(d)
Purchaser Indemnitees                   7.3
Real Property                           7.9(a)
Relevant Factors                        7.9(i)(ii)
Retained Seller Information             5.7
Retained Business Information           5.8
Seller Employee                         6.1
Seller Indemnitees                      7.2
Seller's Accountants                    2.9(a)
Seller's Amount                         2.9(d)
Statement of Working Capital            2.9(a)
Tax Returns                             3.14
Testing                                 7.9(i)
Third Party Claim                       7.4(b)
Warranties                              3.20


                                   ARTICLE II

                          PURCHASE AND SALE; TRANSFER

2.1     Purchase and Sale; Transfer

        (a) As hereinafter provided Seller hereby sells and transfers to Purchaser as a going concern, with economic effect as of the Closing Date, the Business including all assets - owned by the Seller on the date hereof - and liabilities attributable thereto, other than Excluded Assets. The sale and transfer shall include, without limitation, all right, title and interest of Seller in, to and under:

                (i) all tangible fixed assets used exclusively or principally in the Business including, without limitation, (x) all real property and leases of real property owned by Seller, in each case together with all buildings, fixtures and improvements erected thereon, including without limitation the items listed on Schedule 2.1(a)(i), and (y) all machinery, equipment, furniture, office equipment, communication equipment, vehicles, storage tanks and other tangible fixed assets used exclusively or principally in the Business, including without limitation the items listed on Schedule 2.1(a)(i);

(ii) all Current Assets, namely (y) all accounts receivable (see Schedule 2.1(a)(ii)), and (z) all inventory and prepaid expenses, including without limitation the items listed on Schedule 2.1(a)(ii);

(iii) all rights and obligations under all contracts, agreements (except for the profit and loss sharing agreement between Seller and Deutsche ICI GmbH and except as set forth in Schedule 2.1(a)(iii)), leases, licenses, commitments, sales and purchase orders and other instruments, including without limitation the items listed on Schedule 2.1(a)(iii) (collectively, the "Contracts");

(iv) all of Seller's rights and claims against third parties relating to the business now and previously conducted by Seller, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties;

(v) all of Seller's rights to Intellectual Property owned by Seller or used exclusively or principally in the Business;

(vi) all licences, permits or other governmental authorization affecting, or relating in any way to, the Business, including without limitation the items listed on Schedule 2.1(a)(vi) except for the items listed in Schedule 2.2(iv);

(vii) all books, records, files and papers or portions thereof relating exclusively or principally to the Business;

(viii) all of Seller's rights to computer software, programs and data owned by Seller or used exclusively or principally in the Business;

                (ix) the firm name "Fiberite Europe" and all other good-will attributable exclusively or principally to the Business in each case without the Excluded Assets;

        (b) Seller and Purchaser hereby make all declarations and carry out all acts which are necessary to effectuate the transactions contemplated in Section 2.1(a) hereof. The transfer of the Business shall thereby become effective as of the Closing Date. To the extent that the following Sections 2.4 - 2.6 of this Agreement provide for specific declarations and acts with regard to specific assets, this shall serve only the purpose of emphasis and clarity.

2.2     Excluded Assets
        ---------------

        Purchaser expressly understands and agrees that the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the sale and transfer of the Business:

        (i)     all of Seller's cash and cash equivalents;

        (ii) all intercompany balances between Deutsche ICI GmbH and Seller in favour of Seller existing on or prior to the Closing Date;

        (iii) Seller's loss compensation claim for the losses occurred in the current fiscal year against Deutsche ICI GmbH under the profit and loss sharing agreement;

        (iv)    all assets listed on Schedule 2.2(iv);

        (v)     all of Seller's bank accounts.

2.3     Included ICI Assets
        -------------------

        The parties acknowledge and will ensure that the Included ICI Assets will with effect from the Closing become the property of Purchaser without additional consideration. As regards the assets attributable exclusively or principally to the services rendered by the foreign employees referred to in
Section 6.5 and 6.6 and owned by an ICI Company, Seller shall ensure that such assets become the property of Purchaser without additional consideration. Lease agreements and other agreements attributable exclusively or principally to the services of such foreign employees shall transfer to Purchaser to the extent possible. The parties agree to cooperate with each other and to take any action which is reasonably necessary after the Closing in order to give effect to this Section. For the avoidance of doubt, all assets owned or used by Deutsche ICI GmbH or any ICI Company in the provision of services to Seller (including, without limitation, all corporate credit, telephone and similar cards held by Seller Employees where such cards have been provided to Seller Employees in connection with any ICI Company and including all computer and Information technology rights and systems owned or operated by Deutsche ICI GmbH or any ICI Company for the benefit of Seller) other than Included ICI Assets shall not become the property of Purchaser. Seller shall be responsible for any Taxes relating to any transfers of assets pursuant to this Section.

2.4     Personal Property

        (a) Seller and Purchaser agree that the title to all of the personal property which shall be transferred pursuant to
                Section 2.1(a) of this Agreement owned by Seller, shall pass to Purchaser at the Closing Date.

        (b) To the extent that the personal property referred to in Section 2.1(a) hereof is at Closing Date in the direct possession of seller, the transfer of possession is replaced by the agreement that Seller shall hold such assets in custody for Purchaser (Section 930 German Civil Code), free of costs for Purchaser, and that Purchaser shall be entitled to take direct possession thereon at any time. If and to the extent Seller has only indirect possession of such assets, Seller hereby assigns to Purchaser its claim for repossession against such persons who have direct possession (Section 931 German Civil Code).

2.5     Contracts

        (a) Seller and Purchaser agree that the Contracts (except as set forth in Schedule 2.1(a)(iii)) are transferred to Purchaser as of the Closing Date.

        (b) If any consent is required for any such transfer, and to the extent such consent has not been obtained prior to the Closing, Seller and Purchaser will use all reasonable efforts to obtain the consent of the other parties. If such consent is not obtained, Seller and Purchaser will treat each other internally as if the consent had been obtained. This includes Seller's obligation to fulfill all rights and duties under the respective Contract in its own name but for the account of Purchaser.


2.6  Real Property

     As regards the declaration of transfer of the real property
     (Auflassungserklarung), Seller and Purchaser shall enter into a separate agreement before a German notary which shall form a part of this notarial deed.

2.7  Assumption of Liabilities

     (a) Unless expressly provided otherwise in this Agreement, Purchaser hereby assumes all liabilities of Seller existing at the Closing Date and/or thereafter and attributable to the Business including without limitation all liabilities resulting from agreements entered into by Seller for the Business.

     (b) Recurrent payment obligations (salaries, lease payments and similar) attributable to the period until the Closing Date shall be discharged by Seller. As from the Closing Date the Purchaser shall assume such obligations.

2.8  Purchase Price

     (a) Subject to any adjustment as provided in Section 2.9., the aggregate Purchase Price (the "Purchase Price") for the Business shall be DM 10
         (ten) million.

     (b) At the Closing Date Purchaser shall deliver (or cause to be delivered) to Seller DM 10 (ten) million immediately available funds by wire transfer to a bank account designated by Seller by notice delivered to Purchaser not later than two Business Days prior to the Closing Date.

2.9     Preparation of Statement of Working Capital

        (a) Statement of Working Capital. As soon as practicable, but in any event within forty-five Business Days following the Closing Date, Seller shall deliver to Purchaser a statement of the Working Capital (the "Statement of Working Capital") as of the close of business on the Closing Date, together with a report thereon of KPMG, independent accountants for Seller ("Seller's Accountants"), to the effect that the amounts reflected therein have, except as set forth in Schedule 2.9(a), been prepared in accordance with the policies and procedures used to prepare the 1994 Audited Financial Statements as described in Section 3.12.

        (b) Cooperation. Purchaser shall provide Seller and Seller's Accountants full access to the books, records, facilities and employees of Purchaser (which employees shall assist Seller's Accountants in carrying out procedures necessary in preparing the Statement of Working Capital) and shall cooperate fully with Seller and Seller's Accountants, in each case to the extent required by Seller and Seller's Accountants in order to prepare the Statement of Working Capital and to investigate any disputes or other matters relating thereto; provided, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of Purchaser.

        (c)     [omitted].

        (d) Disputes. Subject to this Section 2.9(d), the Statement of Working Capital delivered by Seller to Purchaser shall be final, binding and conclusive on the parties hereto. Within twenty Business Days of Purchaser's receipt of the Statement of Working Capital, Purchaser may dispute any amounts reflected on the Statement of Working Capital by notifying Seller in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in detail, the basis for such dispute. During such twenty Business Day period, an independent accounting firm to be nominated by Purchaser shall have reasonable access to all working papers, supporting analyses, computations, accounting records and general ledger reports used by Seller or Seller's Accountants to prepare the

        Statement of Working Capital. Purchaser's notice shall also set forth the amount it believes was the Working Capital of Seller as of the close of business on the Business Day preceding the Closing Date ("Purchaser's Amount"). In the event of such a dispute, Purchaser and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Purchaser and Seller are unable to reach a resolution within twenty Business Days of Purchaser's written notice of dispute to Seller, Purchaser and Seller shall submit the items remaining in dispute for resolution to an independent accounting firm of national reputation mutually appointed by Seller and Purchaser (the "Independent Accounting Firm"), which shall, within twenty Business Days of such submission, determine and report to Seller and Purchaser upon such remaining disputed items and on the amount of Working Capital of Seller as of the close of business on the Business Day preceding the Closing Date (the "Arbitrated Amount"), which amount shall in no event be less than Purchaser's Amount or greater than the amount of Working Capital set forth on the statement of Working Capital delivered by Seller ("Seller's Amount"). The report of the Independent Accounting Firm shall be final, binding and conclusive on Seller and Purchaser. The fees and disbursements of the Independent Accounting Firm shall be paid by Purchaser and Seller in the following percentages: (i) in the case of Seller, A divided by C, and (ii) in the case of Purchaser, B divided by C, where (x) A equals the difference between Seller's Amount and the Arbitrated Amount, (y) B equals the difference between the Arbitrated Amount and Purchaser's Amount and (z) C equals the difference between Seller's Amount and Purchaser's Amount.

(e)     [omitted].


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants as of the Closing Date as follows:

3.1     Organization and Authority of Seller.

        (a) Seller is a corporation duly organized and validly existing under the laws of Germany and has all necessary corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

        (b) Seller has all requisite corporate power and authority to own its properties and assets and to carry on the Business.

        (c) Seller is duly qualified to transact business and is in good standing (where the concept of good standing applies) in each state or jurisdiction in which it owns material assets or transacts a material part of its business, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect.

        (d) Except as set forth in Schedule 3.1(d), Seller has made available to Purchaser complete and correct copies of (i) the Articles of Incorporation of Seller, as amended to the Closing Date, certified by the commercial registry; (ii) [omitted] (iii) [omitted] and (iv) [omitted]. Except as set forth in Schedule 3.1(d), such copies are true, correct and complete in all material respects and, except as set forth in Schedule 3.1(d), contain all amendments through the date of this Agreement.

        (e) Seller is not the legal or beneficial owner of any equity securities or other ownership interests of any corporation, partnership, joint venture, trust, business association or other legal entity.

3.2     No Conflict; Consents and Approvals.

        (a) Except as set forth in Schedule 3.2(a), the execution, delivery and performance of this Agreement by Seller does not (i) conflict with or violate any law, rule, regulation, order, judgment, injunction, decree, determination or award applicable to Seller, (ii) conflict with or violate any law, rule, regulation, order, judgment, injunction, decree, determination or award applicable to Seller, (iii) conflict with or violate the Articles of Incorporation or by-laws of Seller, or (iv) require any material pre-Closing consent, notice, authorization or approval under, result in any breach of, or constitute a default (or event which with notice or lapse of time, or both, would become a default) under, or result in a creation of any lien or other encumbrance on any of the properties or assets of Purchaser pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Seller or any of its Affiliates is a party or by which any of them or any of their respective properties is bound or affected, except in the case of Sections 3.2(a)(i) and (ii), for such conflicts, violations, breaches and defaults, and for such consents and approvals the failure of which to obtain, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.2(a), there are no other agreements to which Seller and Guarantor or any other ICI Company is a party or by which Seller Guarantor or any other ICI Company is bound, regarding the transfer of any assets of the Business or prohibiting such transfer outside the ordinary course of business.

(b) The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller does not require any consent, approval, authorization or other action by, or filing with or notification to, any domestic or foreign governmental or regulatory authority or any other person except for the filing with the Federal Cartel Authority which has been made and approved as contemplated by Section 8.13 hereof and, except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not (i) prevent Seller from performing any of its obligations under this Agreement or (ii) otherwise prevent the consummation of the transactions contemplated herein by Seller.

3.3 Litigation. Except as set forth in Schedule 3.3, there are no claims, actions, suits or proceedings pending, or to the knowledge of each of Seller and Guarantor threatened, nor to the knowledge of each of Seller and Guarantor are there any investigations pending or threatened, against or specifically affecting Seller or to which its respective properties or assets are subject, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, that (i) challenge or otherwise put in issue the authority of Seller to enter into or perform this Agreement, (ii) challenge or otherwise put in issue the validity of this Agreement or any of the transactions contemplated hereby or (iii) if adversely decided, would materially adversely affect the ability of Seller to consummate the transactions contemplated hereby or (iv) if adversely decided, would reasonably be expected to have a Material Adverse Effect (other than with respect to those matters described in Sections 3.3(i), (ii) and (iii)), and, to the knowledge of each of Seller and Guarantor, there is no factual basis upon which any such claim, action, suit or proceeding would reasonably be likely to be asserted or commenced. Seller is not subject to any order, judgment, injunction, decree, determination or award which has or would reasonably be expected to have a Material Adverse Effect.

3.4     [omitted].

3.5     Licences, Permits and Qualifications.

        (a) Except as set forth in Schedule 3.5(a), Seller possess and, upon consummation of the transaction contemplated herein, Purchaser will possess all permits, licenses, orders and approvals of foreign, federal, state or local governmental or regulatory bodies that are required in order to permit
                Seller to carry on the Business, except for those permits, licenses, orders and approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (hereinafter referred to as the "Permits"). Except as set forth in Schedule 3.5(a), the Permits are in full force and effect and, to the knowledge of each of Seller and Guarantor, no suspension or cancellation of the Permits is threatened.

        (b) To the knowledge of Seller, all products sold by Seller pursuant to qualification requirements established by Seller's customers were produced in a manner consistent with the requirements of such qualification where the failure to do so, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To its knowledge, Seller held all necessary qualifications for its products from its customers pursuant to which sales were made to such customers during the periods covered by the Financial Statements. Except as set forth in
                Schedule 3.5(b), Seller has not, since July 1, 1990, received any notification that any material qualifications for Seller's commercially manufactured products as established by Seller's customers have been revoked or terminated, and to the knowledge of each of Seller and Guarantor, no such notification, revocation or termination is threatened or contemplated.

3.6 Compliance with Laws. Seller is not in violation of any foreign, federal, state or local law, statute, ordinance or regulation in effect on or prior to the Closing Date, except for laws, statutes, ordinances or regulations dealing with environmental, tax, employee benefits, and labor and employment matters (which matters are exclusively the subject of Sections 3.9, 3.14, 3.15 and 3.16, respectively) and except for such violations which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

3.7     Properties.

        (a) Except for property (other than real property) and assets sold since the Balance Sheet Date in the ordinary course of business which, other than finished goods in inventory, did not in the aggregate exceed property and assets having a fair market value in excess of DM 75,000, and, except in the case of Intellectual Property, which is exclusively the Subject of 3.10, and for property acquired under retention of title clauses in the ordinary course of business, Seller has good and valid title to or rights in, or in the case of leased property has valid leasehold interests in, all material personal property and assets (whether tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date. Seller has, and upon consummation of the transaction contemplated herein and, where necessary, registration, Purchaser will have good and marketable, indefeasible, title to, or in the case of leased real property has valid leasehold interests in, all real property reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such property or assets (whether real or personal) is subject to any liens, security interests, claims or other charges ("Liens"), except
        (i) Liens for Taxes not yet due, (ii) mechanic's, materialman's and landlord's and other statutory Liens of vendors not perfected or recorded under law, (iii) Liens that do not materially detract from the value or materially interfere with the present use of the assets to which they apply and (iv) Liens disclosed in Schedule 3.7(a) (collectively, "Permitted Liens").

(b) Schedule 3.7(b) sets forth (i) all real property owned by Seller, (ii) all real property leased by Seller (and the annual rental for such property), (iii) all personal property leased by Seller requiring annual payments in excess of DM 25,000 (and the annual rental for such property), and (iv) all personal property owned by the Seller with a book value of DM 25,000 or more. Except as set forth in Schedule 3.7(b), the property listed in Schedule 3.7(b) and all other personal property owned or leased by Seller (all of which, in each case, is being transferred to Purchaser) is all that is used to carry on the Business as currently conducted. Seller currently conducts reasonable maintenance in the ordinary course of business consistent with past practice with respect to all machinery and equipment presently being utilized by it in the manufacture of its products.

(c) Except as set forth in Schedule 3.7(c), the leases of real and personal property described in Sec. 3.7(b) are in full force and effect, all rentals or other payments due and payable thereunder prior to the date hereof have been duly paid or adequate accruals therefor have been made and are accurately reflected in the Financial Statements, and Seller is in compliance with all material provisions of each such lease. To the knowledge of each of Seller and Guarantor, no default or event of default exists and no event which, with notice or lapse of time, or both, would constitute a default or event of default has occurred and is continuing, under the terms or provisions, express or implied, of any of such leases, nor has Seller received notice of any claim of such default or event of default.

     (d) There are no eminent domain proceedings pending or, to the knowledge of each of Seller and Guarantor, threatened, against any property owned by Seller or any material portion thereof which proceedings (if resulting in a taking) would reasonably be expected to have a Material Adverse Effect on the use of such property as currently used in the operation of the Business.

     (e)  [omitted].

     (f) Since July 1, 1990 Seller has not received any notice or has knowledge of violations of any local zoning or land use or other similar regulations in respect of the real property listed on Schedule 3.7(b) which are in effect or remain unresolved.

3.8  Bank Accounts. [omitted].

3.9 Environmental Protection. Except as would not reasonably be expected to have a Materially Adverse Effect or as referred to in Schedule 3.9 hereto:

     (a) Seller has obtained all permits, licences and other authorizations (hereinafter collectively referred to as "Authorizations") which are required with respect to the current operation of the Business, it assets and the use, ownership and operation of the Business, its assets and the use, ownership and operation of the Manufacturing Facilities and any real property under any Environmental Law and each such Authorization is in full force and effect.

     (b) Seller is in compliance with all terms and conditions of the Authorizations specified in sub-section 3.9(a) above, and is also in compliance with, and not subject to liability under, any Environmental law (including, without limitation, compliance with standards, schedules and time-tables therein having the force of law).

     (c) There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, proceeding, notice or demand letter or request for information pending or, to the knowledge of each of Seller and Guarantor, threatened, nor to the knowledge of Seller or Guarantor is there any investigation pending or threatened, under any Environmental Law against Seller or against any person or entity whose liability for any such matter Seller has retained or assumed either by agreement or by operation of law.

        (d)     [omitted]

        (e) Since July 1, 1990, Seller has not received any notification that any hazardous substances or any pollutant or contaminant or any toxic substances, hazardous waste, hazardous constituents, asbestos or asbestos containing material, petroleum, including crude oil and any fractions thereof, or other waste, chemicals, substances or materials subject to regulation under any Environmental Law (collectively "Hazardous Materials") that Seller has used, generated, stored, treated, handled, transported or disposed of or arranged for transport for disposal or treatment of, or arranged for disposal or treatment of, has been found at any site at which any governmental agency or private party is, to the knowledge of each of Seller and Guarantor, conducting or planning to conduct an investigation or other action pursuant to any Environmental Law.

        (f) Since July 1, 1985, and except as may have occurred in compliance with applicable law, there have been no releases (i.e., any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) of Hazardous Materials by Seller on, at, upon, into or from any of the real properties owned, leased, operated or used by Seller or facilities thereon.

        (g) There is no asbestos in, on, or at any real property or facility or equipment owned, leased or operated by Seller.

        (h)     [omitted]

        (i) No notice or other filing, or consent or approval is required under any Environmental Law in connection with or as a result of the transactions contemplated by this Agreement.

        (j) There are no underground storage tanks or related piping located at, on or under any real properties owned, leased or operated by Seller.

        (k) Seller has delivered or otherwise made available for inspection to Purchaser or its agents true, complete and correct copies of any reports, studies, assessments, analyses, evaluations, test or monitoring results in each case prepared by third parties since July 1, 1990, possessed, available to or initiated by or on behalf of Seller pertaining to Hazardous Materials in, on beneath or adjacent to any of the Manufacturing Facilities or real properties owned, leased, operated or used by Seller or reading Seller's compliance with or liability under any Environmental Law.

        (l) For purposes of this Agreement, "Environmental Law" means any applicable foreign, federal, state and local laws or regulations, codes, ordinances, rules, orders, decrees or judgments in effect on or prior to the Closing Date relating to pollution or protection of public or employee health or the environment, including without limitation, those relating to (i) any releases or threats of releases of Hazardous Materials into the environment (including, without limitation, ambient air, indoor air, surface water, ground water, land surface or subsurface) and (ii) underground or above ground storage tanks, and related piping, and releases or threatened releases therefrom.

3.10            INTELLECTUAL PROPERTY.

        (a) Schedule 3.10(a) accurately sets forth or describes all domestic and foreign patents, patent applications, patent licenses, written know-how licenses, trade names, material secrecy agreements, registered trademarks, registered copyrights, registered service marks, trademarks and service mark applications currently used or held for use in the Business.

        (b) To Seller's knowledge, Seller owns and upon consummation of the transactions contemplated herein Purchaser will own, all licenses or has rights to use all Intellectual Property to the extent used or held for use in connection with the Business and transferable hereunder.

        (c) Except as set forth in Schedule 3.10 (c), in the last 7 years, no claim has been asserted against Seller, and Seller and Guarantor have no knowledge, that the conduct of the Business as now operated conflicts with valid patents, patent rights, licenses, trademarks, service marks, trademark rights, trade names, trade name rights or copyrights of others in any way that would reasonably be expected to have a Material Adverse Effect.

        (d) Except as set forth in Schedule 3.10(d), to the knowledge of each of Seller and Guarantor, no other entity's use of any Intellectual Property infringes any rights in Intellectual Property held by Seller.

3.11    Material Agreements and Bids; Breaches.

        (a)     Except as set forth in Schedule 3.11:

                (i) Schedule 3.11(a)(i) hereto sets forth a complete and correct list of all Material Agreements in effect on the date hereof. All Material Agreements are valid and binding on the parties thereto in accordance with their terms and are in full force and effect in all material respects.

                (ii) No show-cause notices, stop work orders, cure notices, default terminations, written notices of default (claimed or actual) or similar notices or negative determinations of responsibility are in effect or remain unresolved against Seller with respect to any Material Agreement.

                (iii) With respect to all Government Contracts and Government Bids (if any), there are no pending and to the knowledge of each of Seller and Guarantor, there are no contemplated or threatened
                (A) civil fraud or criminal investigations by any government investigative agency, (B) suspension or debarment proceedings (or equivalent proceedings) against Seller, (C) requests by a government for a contract price adjustment based on a claim for defective pricing in excess of DM 50,000 individually or DM 250,000 in the aggregate, (D) [omitted], or (E) claims against any government or any third party in excess of DM 50,000 individually or DM 200,000 in the aggregate.

                (iv)    [omitted]

                (v) For purposes of this Agreement, "Material Agreement" means any agreement (including, without limitation, any legally binding purchase orders) or Government Contract which (A) has a stated value, including options, greater than DM 150,000, (B) is a contractual obligation of Seller greater than DM 150,000, or
                (C) is a material lease.

                (vi) For purposes of this Agreement, "Government Contract" means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order or delivery order of any kind in writing, including all amendments, modifications, and options thereunder or relating thereto, in existence as of the date hereof, between Seller and (A) any Government, (B) any prime contractor of the respective Government, or (C) any subcontractor to any contract described in clauses (A) or (B) above. The term "Government Bid" shall mean any written quotation, bid or proposal outstanding as of the date hereof made by Seller that, if accepted or awarded, would lead to a contract with (A) any Government, (B) any prime contractor of the respective Government, or (C) any subcontractor to any contract described in clauses (A) or (B) above.

                (vii) With respect to any Government Contract which expired, or was terminated, or for which final payment was made within three (3) years prior to the date hereof, and except as set forth in Schedule 3.11(a)(vii) hereto, to the knowledge of Seller and Guarantor, there are no requests by the German Government for a contract price adjustment based upon a claim of defective pricing in excess of DM 150,000.

                (viii) [omitted].

        (b) Breaches. Except as set forth in Schedule 3.11(b)(l), Seller is not in violation of its Articles of Incorporation or in default in the performance or observance of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or of any provision of any judgment, decree, order, statute, rule (including cost accounting standards), or regulation applicable to or binding upon Seller which individually, or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.11(b)(2), no notice of any alleged failure on Seller's part to perform any obligation under any Material Agreement or of the proposed termination or nonrenewal of any Material Agreement is in effect or remains unresolved by reason of (i) alleged deficiencies in products manufactured and/or sold by Seller, or (ii) Seller's alleged failure to perform its contractual obligations on a timely basis. There is no other actual or, to the knowledge of each of Guarantor and Seller, alleged breach by Seller or, to the knowledge of each of Seller and Guarantor, by any other party thereto which would warrant termination or nonrenewal of a Material Agreement.


3.12 Financial Statements. Attached hereto as Schedule 3.12 is a copy of the balance sheet and profit and loss statement as contained in Exhibit 1 and 2 to the audited financial statements of the Seller for the period ending on December 31, 1994. Furthermore, Purchaser has received copies of the audited financial statements of Seller for the periods ending December 31, 1993 and December 31, 1994 (the "Audited Financial Statements") and a copy of the unaudited management accounts of Seller for the period January 1995 through August 1995 (said Audited Financial Statements and said management accounts collectively referred to as the "Financial Statements"). The Audited Financial Statements present fairly the financial positions of Seller as described therein and the results of operations of Seller for the periods stated therein, including, without limitation, the Working Capital, as of the dates therein referred to, and in each case are presented in accordance with Seller's normal accounting practices, which are in accordance with GAAP, except as disclosed in Schedule 3.12(a) and the notes to the Financial Statements, consistently applied throughout the periods of the Financial Statements involved. Said management accounts have been prepared in accordance with the policies and procedures consistently applied in the preparation of the management accounts of Seller since 1991. Such financial positions and results of operations are the same as those of the Business.

3.13 Absence of Certain Changes or Events. Except as set forth in Schedule 3.13, since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practice and there has been no event or series of events that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 3.13, since the Balance Sheet Date, Seller has not:

         (a) incurred any obligation, commitment or liability (fixed or contingent), except trade or business obligations incurred in the ordinary course of business, which trade or business obligations individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

         (b) transferred or granted any material rights under or with respect to any Intellectual Property;

         (c) (i) made or granted any general wage or salary increase (other than in the ordinary course and consistent with past practice),
                 (ii) engaged any new officer or employee at an annual rate of compensation in excess of DM 75,000 per annum, or (iii) entered into, or increased the annual rate of compensation paid by Seller pursuant to, any employment agreement or other arrangement with any person which provides for an annual rate of compensation or other payments which, together with all other payments and benefits, would provide aggregate annual compensation in excess of DM 75,000 and which may not be terminated by Seller without any payment, other than pursuant to the social plan ("Sozialplan-(KBV)") referred to in the list of Employee Plans referred to in Schedule 3.15 (b), except by notice of at least 30 days;

         (d) increased the benefits in an existing Seller Employee Plan or any commitment to adopt any additional Seller Employee Plan, terminated or made any arrangement to terminate any Seller Employee Plan; [rest omitted]

         (e) made or entered into any contract or commitment to make capital expenditures in excess of DM 75,000 individually or DM 500,000 in the aggregate; or

         (f) made any transfer of property other than in the ordinary course and consistent with past practice (other than cash, Excluded Assets, and those items included in Schedule 3.13(f)), or incurred or guaranteed any indebtedness, to or for the benefit of Deutsche ICI GmbH, Frankfurt am Main, or any other of its Affiliates.

                (g) suffered any Material Adverse Effect from damage, destruction or casualty loss to any property of Seller.

        3.14    Tax Matters.

                (a) Seller or an ICI Company, has filed or Seller, to the extent responsible for filing under Section 5.10 hereof, will file or cause to be filed in a timely manner with the applicable taxing authorities of Germany, German states, localities, foreign countries and political subdivisions of foreign countries all of Seller's Tax returns, reports and other filings (other than those returns, reports or other filings as they relate to employee benefit plans) which are required to be filed on or before the Closing Date (the "Tax Returns"). All Taxes shown on the Tax Returns to be due and payable have been paid by Seller or will, to the extent the Purchaser assumes the relevant liability, be accrued as a liability in the Statement of Working Capital.

                (b) To the knowledge of each of Seller and Guarantor, except as set forth in Schedule 3.14, with respect to Taxes (i) Seller is not a party, directly or through a tax sharing arrangement, to any pending action or proceeding by any domestic or foreign governmental authority for assessment or collection of Taxes and (ii) there is no
                        (A) current audit, or (B) administrative or court proceeding currently pending with regard to any Tax or Tax Returns of Seller by any taxing authority.

                (c)     [omitted]

                (d)     [omitted]

                (e) Except as set forth in Schedule 3.14(e), Seller is not a party to any agreement relating to the allocation or sharing of Taxes under which Purchaser would have any liability.

                (f)     [omitted].

        3.15    Employee Benefits.

        (a)     (i)     Except as otherwise set forth in Schedule 3.15, all
                material and legally binding obligations for salaries, vacation pay and bonuses which were due and payable to the employees (including the managing director, Mr. J. Huber) of Seller on or before the Closing Date have been paid or adequate accruals therefor have been provided.

                (ii) Schedule 3.15 sets forth, as of the date specified in said Schedule, a materially correct and complete list of the names of the employees of Seller and their salary or wage rates.

        (b) Set forth in Schedule 3.15 is a correct and complete list of each Seller Employee Plan. Except as set forth in Schedule 3.15, Seller provided or made available to Purchaser the most recent copy of each such Seller Employee Plan. To the extent any such Seller Employee Plan is not in writing, a short summary of the plan has been set forth in Schedule 3.15.

        (c)     [omitted]

        (d) Except as set forth in Schedule 3.15, Seller previously has provided to Purchaser the most recent summary plan description of each Seller Employee Plan disseminated to employees of Seller; [rest omitted].

        (e) Except as set forth in Schedule 3.15, there is no obligation or liability to provide post retirement welfare benefits to current or future retirees of Seller.

        (f)     [omitted].

        (g) Except as set forth in Schedule 3.15, with respect to any Seller Employee Plan, there are:

                (i)     [omitted];

                (ii) no pending or, to the knowledge of Seller, threatened suits, claims, investigations or proceedings against a Seller Employee Plan by a Seller Employee or former employee of Seller (other than routine claims for benefits); and

                (iii) no claims or other matters currently pending, nor to the knowledge of Seller are there any investigations or claims threatened or pending, by, with or before any federal governmental agency or labour court.

        (h) All contributions, premiums and other payments required to be paid (if any) prior to the Closing Date in relation to Seller Employee Plans (including Seller's pension plan - "Versorgungs-ordnung") under applicable law or the terms of such plans, have been paid.

        (i) Except as required by this Agreement or disclosed in Schedule 3.15, the execution, delivery and performance of this Agreement will not result in any increase in the compensation or benefits payable by Purchaser or otherwise payable to a Seller Employee or the acceleration of the time of payment or vesting of any such compensation or benefits.

        (j)     [omitted].

        (k)     [omitted].

        (l)     [omitted].

3.16    Labor and Employment Matters.

        (a) Except as set forth in Schedule 3.16, Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by it in connection with the operation of the Business ("Collective Bargaining Agreement"). Except as set forth in Schedule 3.16, there are no strikes, slowdowns, work stoppages or lockouts, by or with respect to any employees of Seller in connection with the operation of the Business and, to the knowledge of each of Seller and Guarantor, no such actions are threatened.

        (b) Except as set forth in Schedule 3.16, Seller is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. [Rest omitted]

         (c) No grievance which would reasonably be expected to have a Material Adverse Effect nor any material arbitration proceeding arising out of or under a Collective Bargaining Agreement is pending.

         (d) Except as set forth in Schedule 3.16(d), to the knowledge of each of Seller and Guarantor, there are no trade union organizing efforts currently under way at any facility.

         (e)     [omitted]

         (f) Except as set forth in Schedule 3.16(e), there are no existing material written labor settlement agreements (other than the Collective Bargaining Agreements) or court orders which by their terms affect all the members of a collective bargaining unit.

3.17 INSURANCE. Immediately prior to the Closing Date, Seller, or an ICI Company for the benefit of Seller, maintained policies of fire, casualty, liability and other forms of insurance, a list of such policies is provided as set forth in Schedule 3.17. No such policies and other forms of insurance will be in place on or after the Closing Date.

3.18 MAINTENANCE OF BUSINESS WITH CUSTOMERS. Except as set forth in Schedule 3.18, and excluding change orders and contract modifications and terminations having a value not exceeding DM 50,000 in any individual case, since the Balance Sheet Date, there has been no termination, cancellation or material limitation of, or any material modification or change in, the business relationship of Seller with any customer or group of customers whose purchases individually or in the aggregate provided more than 7% of the gross revenues of the Business, or of any supplier or group of suppliers whose provision of inventory or services individually or in the aggregate constituted more than DM 125,000.

3.19 RELATED PARTY TRANSACTIONS. Except as set forth in Schedule 3.19, after Closing, Purchaser will have no liabilities or obligations to Deutsche ICI GmbH, Frankfurt am Main, or any other ICI Company, except as otherwise contemplated by this Agreement and the Ancillary Agreements.

3.20 Disclosure Schedules. Information fairly disclosed in a Schedule shall, where the context permits, be an exception to, and a qualification of, all of the representations and warranties made in this Article III (the "Warranties"), whether or not the Schedule is identified as being an exception to any of the Warranties in question and whether or not any of the Warranties identifies a different Schedule as containing exceptions to any of the Warranties in question.

3.21 No Other Representations. Except as expressly provided in this Agreement all warranties and representations on the part of Seller, ICI Composites, Inc. or any ICI Company whether express or implied, statutory or otherwise are, to the extent permitted by law, hereby expressly excluded and Purchaser hereby acknowledges to Seller that it has not relied on any warranties, representations, statements as to fact, undertakings or disclosures other than those expressly set out in this Agreement (including the Schedules) and that no other warranties, representations, undertakings or indemnities have been given by or on behalf of Seller or any ICI Company.

3.22 Finder's Fees. Neither Seller nor any other ICI Company has retained any finder, broker or financial advisor in connection with the transactions contemplated by this Agreement. Seller hereby agrees to indemnify and hold harmless Purchaser from and against any liability for commissions or compensation in the nature of a finder's fee to any broker or other person or firm (as well as the costs and expenses of defending against such liability or asserted liability) for which Seller or any of its employees or representatives may be responsible by reason of this Agreement or the transactions contemplated hereby.

3.23    [omitted].

3.24 Aviation Legal Liability Insurance. Prior to the Closing (but not earlier than July 1, 1985), Seller was covered under a policy or policies of aviation legal liability insurance having policy wording substantially identical to that described in the Sedgwick Cover Note dated 26 June 1995 and the Sedgwick 1994/95 policy wording dated 2 October 1995 set forth in Schedule 3.24 and which provided for sums insured of at least $150,000,000.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants as of the Closing Date as follows:

4.1 Organization and Authority of Purchaser. Purchaser is a corporation duly organized and validly existing under the laws of Germany and has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

4.2 No Conflict. The execution, delivery and performance of this Agreement by Purchaser do not and will not (i) conflict with or violate any material law, rule, regulation, order, judgement, injunction, decree, determination or award applicable to Purchaser (ii) violate or conflict with the Articles of Incorporation or by-laws of Purchaser, or (iii) require any material pre-Closing consent, notice, authorization or approval under, result in any material breach of, or constitute a material default (or event which with notice or lapse of time or both would become a material default) under, or result in the creation of any material lien or other encumbrance on any of the properties or assets of Purchaser pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Purchaser or any of its Affiliates is a party or by which any of them, any of its or their respective properties is bound or affected, which might have a material adverse effect on the consummation of the transactions contemplated hereby.

4.3 Absence of Litigation. No claim, action, suit or proceeding is pending or, to the knowledge of Purchaser, threatened, and to the knowledge of Purchaser, no investigation is pending or threatened, which seeks to delay or prevent the consummation of the transactions contemplated hereby.

4.4 Consents and Approvals. The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser does not require any consent, approval, authorization or other action by, or filing with or notification to, any domestic or foreign governmental or regulatory authority (excluding the notification with the Federal Cartel Office), except where failure to obtain such consents, approvals, authorizations or actions, or to make such filings or notifications, would not (i) prevent Purchaser from performing any of its material obligations under this Agreement, or (ii) otherwise prevent the consummation of the transactions contemplated therein by Purchaser.

        4.5 Due Diligence Investigation. Purchaser acknowledges that it has had the opportunity to review the due diligence materials supplied or made available by Seller, including, without limitation, the types of information described in Schedule 4.5.

        4.6 Finder's Fees. Neither Purchaser nor any Affiliate of Purchaser has retained any finder or broker other than Valufinder Group, Inc. in connection with the transactions contemplated by this Agreement. Purchaser hereby agrees to indemnify and hold harmless Seller from and against any liability for commissions or compensation in the nature of a finder's fee to any broker or other person or firm including Valufinder Group, Inc. (as well as the costs and expenses of defending against such liability or asserted liability) for which Purchaser or any of its employees or representatives may be responsible by reason of this Agreement or the transactions contemplated hereby.


                                   ARTICLE V

                                   COVENANTS

        5.1     Noncompetition.

                (a) For a period commencing on the Closing Date and continuing thereafter for five (5) years, Seller, ICI or any ICI Company (excluding any ICI Company in Australia or New Zealand with respect to polyester resins) shall not use the trade name of Fiberite, and shall not engage in the manufacture, sale, marketing or distribution of any products manufactured, sold, marketed or distributed by Seller on the Closing Date in any territory where Seller has manufactured, sold, marketed or distrib-
                uted such products in the 12 month period immediately preceding and including the Closing Date. The parties agree that if a court of competent jurisdiction shall hold the foregoing restriction on competition to be unreasonable, then such restriction shall be construed to refer only to such period of time or such geographical area as such court shall deem reasonable.

        (b) Nothing in Section 5.1(a) or in this Agreement shall prevent Seller or any ICI Company from purchasing any corporation or business a part of which has an interest in any products subject to Section 5.1(a) unless more than 15% of the turnover of such corporation or business in its last accounting year was generated by its interest in such products. In the event that Seller or any ICI Company purchases any corporation or business which does have such interest in such products but such interest did not account for 15% of its turnover (as calculated above) then as soon as practicable after such purchase taking place, Seller or the relevant ICI Company that has acquired such corporation or business shall, if not prohibited by applicable law, offer for sale to Purchaser the interest relating to any such products as aforesaid and Seller (or the relevant ICI Company) shall, if requested to do so by Purchaser, enter into good faith exclusive negotiations with Purchaser for the sale of such interest. In the event that Purchaser does not purchase such interest from Seller (or the relevant ICI Company) then Seller (or the relevant ICI Company) shall be free to keep the said interest with the consent of Purchaser (such consent not to be unreasonably withheld or delayed provided the negotiations referred to above were conducted in good faith (including with respect to price and other material terms)). In the circumstances that such consent is reasonably withheld, then Seller (or the relevant ICI Company) shall use reasonable efforts to divest the said interest within 12 months of such consent having been withheld. Prior to the consummation of any sale of said interest to a third party at a price together with other material terms in the aggregate more favorable than offered to Purchaser pursuant hereto, Seller (or the relevant ICI Company) shall make an irrevocable offer to Purchaser (which may be accepted by the Purchaser within 60 days following such offer) to sell such interest to Purchaser or one of its Affiliates on substantially identical terms. In the event Purchaser fails to accept such offer within sixty days, or if so accepted, the sale to Purchaser is not completed within sixty days of such acceptance and Seller has negotiated in good faith with Purchaser, Seller (or the relevant ICI Company) shall have no further obligation to Purchaser hereunder.

        (c) For the avoidance of doubt, nothing in this Section 5.1 shall be deemed to apply to any ICI Company in Australia or New Zealand with respect to polyester resins.

5.2     Use of ICI Name, Use of Fiberite Name.

        (a) Purchaser acknowledges and agrees that ICI shall retain all rights to use the letters "ICI" and all trademarks, trade names and service marks that include the letters "ICI" (including without limitations the ICI roundel) (collectively the "ICI Letters"). Except as otherwise provided in this Section 5.2, after the Closing neither Purchaser nor any of its Affiliates will have any ownership interest in or use any trademark, trade name or service mark that includes the ICI Letters.

        (b) After the Closing, Purchaser shall have the right to sell existing inventory and to use existing stocks of packaging, labelling, containers, supplies, advertising materials, technical data sheets and any similar materials bearing the ICI Letters until the earlier of (i) the date existing stocks are exhausted or (ii) six (6) months following the Closing Date. After six (6) months following the Closing Date, Purchaser shall relabel any such remaining inventory and stocks. The obliteration of the ICI Letters shall be deemed compliance with the covenant. For a period not to exceed six (6) months after the Closing Date, Purchaser shall have the right to use the ICI Letters in advertising that cannot be changed by its using reasonable efforts.

        (c) Purchaser shall use reasonable efforts to cease using the ICI Letters on buildings, cars, trucks and other fixed assets as soon as practicable but in no event shall Purchaser use, nor shall Seller permit

                Purchaser to use, the ICI Letters later than three months after the Closing Date.

        (d) Within one month after the Closing Date Seller shall take adequate action to ensure that its firm name shall no longer include the words "Fiberite Europe", so as to enable Purchaser to change its firm name to Fiberite Europe GmbH or any other firm name containing the word "Fiberite". Seller shall notify such action to the commercial register without undue delay.

5.3     Post-Closing Access to Tax and Other Records.

        (a) Seller and Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, or in conducting any audit or other proceeding in respect of Taxes. Such cooperation and information, however, shall not include providing copies of income tax returns or portions thereof. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Each party will retain all returns, schedules and work papers and all material records or other documents in its possession relating to Tax matters of Seller for the taxable year ending after the Closing Date and for all previous years, until the expiration of the statute of limitations of the taxable years to which such returns and other documents relate (and, to the extent notified by the other party in writing, any extensions thereof).

        (b) Each party will afford or cause to be afforded to the other party and its agents reasonable access to the properties, books, records (including but not limited to Tax (subject to Section 5.3(a) above) and environmental matters and in connection with the assertion of claims respecting cancelled Government Contracts), employees and auditors of such party to the extent necessary to permit the other party to determine any matter relating to the Business or its rights and obligations hereunder. Purchaser shall through its employees provide to Seller reasonable assistance in relation to the preparation of a merger balance sheet as of a date prior to the Closing Date.

        (c) Each party will hold, and will cause its officers, directors, employees, accountants, counsel, consultants, professional representatives, advisors (including without limitation, any lenders and/or financial advisors to or shareholders of the Purchaser) and agents to hold, in conference, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party's business provided to it pursuant to this Section.

        (d) Notwithstanding anything to the contrary in this Agreement, Seller shall use its reasonable efforts to require that Seller's Accountants deliver to Purchaser, and permit the use by Purchaser of, reports and opinions of Seller's Accountants relating to the Financial Statements and, if Seller's Accountants refuse, Seller shall allow reasonably necessary access to the books, records and workpapers required to enable Purchaser's Accountants to audit the financial statements of Seller for the three full fiscal years prior to the Closing Date.

5.4 Sales and Transfer Taxes. Purchaser and Seller shall share equally all sales, transfer and other Taxes incurred as a result of the consummation of the transactions contemplated by this Agreement including without limitation land transfer tax except for Taxes relating to the transactions described in Section 2.3 hereof, which shall be payable by the Seller.

5.5 Further Assurance. Each of the parties hereto shall execute, or cause to be executed, such documents and other papers and take, or cause to be taken, such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings.

5.6     [omitted]

5.7 Retained Seller Information. Purchaser acknowledges that, on and after the Closing, there may be information at the Manufacturing Facilities which does not relate to the Business ("Retained Seller Information"). Purchaser agrees to allow Seller all reasonable access (upon the Seller giving reasonable notice to the Purchaser) to the Retained Seller Information. Furthermore, Purchaser agrees to maintain in confidence and not to use any Retained Seller Information. To the extent that Retained Seller Information is contained in books and records, Purchaser agrees not to dispose of or destroy such books and records for a period of at least four (4) years following the Closing Date unless it shall have first notified Seller at least sixty (60) days before such disposition or destruction and given Seller the opportunity (at the expense of Seller) to remove and retain the books and records proposed to be disposed of or destroyed. Nothing in this section shall require Purchaser to maintain in confidence, or not to use, any information (a) that is now publicly available, (b) that subsequently becomes publicly available other than by action of the Purchaser, but only after it has become publicly available, (c) that Purchaser obtains from a third party not under any obligation to Seller or an Affiliate of Seller respecting such information, but only after Purchaser so obtains such information, or (d) that Purchaser, prior to the Closing Date, already has in its possession.

5.8 Retained Business Information. Seller acknowledges that, on and after the Closing, there may be information at the facilities of Deutsche ICI GmbH and other ICI Companies which relates exclusively or principally to the Business and which is material to the day to day operations of the Business ("Retained Business Information"). Seller agrees to allow Purchaser all reasonable access (upon the Purchaser giving reasonable notice to the Seller) to the Retained Business Information.
        Furthermore, Seller agrees to maintain in confidence and does not use any Retained Business Information other than in relation to its other businesses. To the extent that Retained Business Information is contained in books and records, Seller agrees not to dispose of or destroy such books and records for a period of at least four (4)
      years following the Closing Date or such longer period as is required by a Material Agreement, a Government Contract or by law unless it shall have first notified Purchaser at least sixty (60) days before such disposition or destruction and given Purchaser the opportunity (at the expense of Purchaser) to remove and retain the books and records proposed to be disposed of or destroyed. Nothing in this section shall require Seller or any ICI Company to maintain in confidence, or not to use, any information
      (a) that is now publicly available, (b) that subsequently becomes publicly available other than by action of Seller or any ICI Company, but only after it has become publicly available or (c) that Seller or any ICI Company obtains from a third party not under any obligation to Purchaser or an Affiliate of Purchaser respecting such information, but only after Seller or any ICI Company so obtains such information.

5.9 REFUNDS. Any refunds of Indemnifiable Taxes received by Purchaser shall be paid over to Seller immediately upon receipt. Any Claim for a refund of an Indemnifiable Tax shall be subject to Section 7.4(b).

5.10  FILING OF RETURNS. [omitted]

5.11  PROSECUTION, MAINTENANCE AND TURNOVER OF INTELLECTUAL PROPERTY FILES.

      (a) Within two months after the Closing Date, or earlier if requested by Purchaser, Seller will deliver to Purchaser the files relating to the patents, patent applications, patent licenses, trademarks and trademark applications, service marks and service mark applications set forth in Schedule 5.11(a) (the "Files"). Purchaser will notify Seller of a location for delivery of the Files as soon as reasonably practicable after the Closing Date but in any event no later than one month after the Closing Date, failing which, the Files will be delivered to Purchaser at the address specified in Section 8.5 hereof. Prior to delivery of the Files, Seller will, to the extent reasonably practicable, provide information contained in the Files as requested by Purchaser for the purpose of enabling Purchaser to docket maintenance fees, office actions and other items.

      (b) After the Closing Date and until such time as Seller delivers the Files to Purchaser or unless and to the extent Purchaser requests Seller not to take certain actions or not to pay certain fees, Seller will use its reasonable efforts to take any actions and pay any fees in order to avoid lapse of the patents, trademarks and service marks. All annuity fees and other fees paid by the Seller under this Section after the Closing Date, shall be billed to and payable by Purchaser, regardless of the portion of the lifetime of the Intellectual Property rights for which such payments are made.

        (c) Purchaser agrees that neither Seller nor ICI or any ICI Company, including any of their employees and agents, shall be liable to Purchaser or any of its Affiliates in connection with the performance of any actions as contemplated by Section 5.11(b) and Section 5.11(d) to the extent such actions did not involve gross negligence or wilful misconduct on the part of any ICI Company or employee thereof. Purchaser waives any claim (whether in contract, tort, or other) that it may have against Seller and each ICI Company as a result of Seller's actions as contemplated by Section 5.11(b) and Section 5.11(d) other than claims based on gross negligence or wilful misconduct. Purchaser shall indemnify and hold Seller and each ICI Company harmless from any costs, expenses, losses or liabilities, including reasonable attorneys' fees, suffered or incurred by Seller and each ICI Company as a result of Seller taking any actions as contemplated by Section 5.11(b) and Section 5.11(d), other than as set forth in the Transition Service Agreements.

        (d)     [omitted]

                                   ARTICLE VI

                                EMPLOYEE MATTERS

6.1 TRANSFER OF EMPLOYEES. Except as otherwise provided in this Article VI, all employees of Seller listed in Schedule 6.1 (hereafter "Seller Employee") will transfer and become employees of Purchaser as of the Closing Date by operation of law pursuant to Section 613a German Civil Code. Seller and purchaser will use all reasonable efforts to avoid objection by any of the Seller Employees to the transfer of their employments. All liabilities under the employment contracts of Seller Employees who nevertheless object to the transfer of their employment contracts shall be borne by Seller.

6.2 As of the Closing Date, Mr. Jorg Huber, the sole managing director of Seller, shall resign as managing director of Seller and be appointed new managing director of Purchaser. Accordingly, as of the Closing Date Mr. Huber's service contract, pension arrangements and all other arrangements with Seller shall transfer with the consent of Mr. Huber to Purchaser.

6.3     [omitted]

6.4 The Seller Employees Mr. Stephen Spooner and Mr. Nick Tiffin are currently via a company Stahl (GB) Limited members of a pension fund in the U.K. Seller and Purchaser agree that these two employees shall transfer to Purchaser pursuant to Section 6.1. Seller and Purchaser shall agree on a mutually acceptable procedure to ensure that such employees' pension rights acquired under such membership will in substance continue to be available to them also in case their membership in such pension fund cannot be maintained.

6.5 Purchaser shall indemnify Seller against any and all claims raised by Seller Employees attributable to the Business and relating to the period commencing on the Closing Date.

6.5 NO THIRD-PARTY BENEFICIARIES. No provision of this Article VI shall create any third-party beneficiary rights in any person or organization, including, without limitation, employees or former employees (including any beneficiary or dependent thereof) of Seller, Purchaser or any of their respective Affiliates or other representatives of such employees or former employees, or trustees, administrators, participants or beneficiaries of any employee benefit plan.


                                  ARTICLE VII

                                INDEMNIFICATION

7.1 SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until eighteen (18) months after the Closing Date; provided that (i) the covenants and agreements contained in Section 5.1 shall survive for the period set forth therein, (ii) the representations and warranties contained in Section 3.1 and Section 3.4, and the representations, warranties, covenants and agreements contained in
        Section 5.2 through 5.12 inclusive, Article VI, Article VII and Article VIII shall survive indefinitely, or, as the case may be, for any lesser period set forth therein, (iii) the representations and warranties contained in Section 3.9 shall survive until the fifth anniversary of the Closing Date, and (iv) the representations and warranties contained in Section 3.14 shall survive through the 90th day following the last day of the applicable statute of limitations without regard to any extension or waiver executed by Purchaser after the Closing Date. Except with respect to claims based on fraud, no claims for indemnification with respect to a covenant, agreement, representation or warranty may be made after the expiration of the relevant survival period referred to herein. Notwithstanding the preceding sentences, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given in accordance with this Agreement to the party against whom such indemnity may be sought prior to such time.

7.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees, subject to the other terms and conditions of this Agreement, to indemnify and defend Seller and each other ICI Company and their respective officers, directors, employees, agents and permitted successors and permitted assigns (collectively "Seller Indemnitees") against, and hold each of them harmless from, all claims, demands, judgments, damages, penalties, fines, losses, liabilities and expenses (including reasonable attorneys' and experts' fees and expenses and all other necessary and reasonable costs of investigation and defense of third party claims, but excluding internal expenses) incurred by or asserted against any of said Seller Indemnitees arising out of or resulting by reason of:

      (a) the breach of any representation, warranty, covenant or agreement of Purchaser herein,

      (b) any liabilities of Seller or any of the Seller Indemnitees relating to the Business for which Seller is not obligated to indemnify Purchaser pursuant to Section 7.3.

      (c)  [omitted].

7.3 INDEMNIFICATION BY SELLER. Seller agrees, subject to the other terms and conditions of this Agreement, including, without limitation the time periods set forth in Section 7.1, to indemnify and defend Purchaser and each Affiliate of Purchaser and their respective officers, directors, employees, agents and permitted successors and permitted assigns (collectively "Purchaser Indemnitees") against, and hold each of them harmless from, all claims, demands, judgments, damages, penalties, fines, losses, liabilities and expenses (including reasonable attorneys' and experts' fees and expenses and all other necessary and reasonable costs of investigation and defense of third party claims, but excluding internal expenses) (collectively "Claim Costs") incurred by or asserted against any of said Purchaser Indemnitees arising out of or resulting by reason of:

      (a) the breach of any representation, warranty, covenant or agreement of Seller herein,

      (b)  any Indemnifiable Tax,

      (c)  [omitted].

        (d)   [omitted],

        (e)   any Tax liability resulting from any transaction pursuant to
              Section 2.3 by which the Included ICI Assets become the property of Purchaser,

        (f)   [omitted],

        (g) (i) any claim asserted against any of the Purchaser Indemnitees by a third party prior to the fifth anniversary of the Closing Date pursuant to any Environmental Law to the extent any such claim is attributable to an event, circumstance or condition relating to the Manufacturing Facilities or any operations of Seller or any of its predecessors-in-interest or any real property, facility, site or assets owned, leased, operated or used by Seller or any of its predecessors-in-interest at any time on or prior to the Closing Date, or to any acts or omissions of Seller or any of its predecessors-in-interest, including, without limitation, disposal or arranging for disposal of Hazardous Materials at a third party site, occurring or existing on or prior to the Closing Date, or
              (ii) requirements of any Environmental Law (including, without limitation, any failure to take reasonable steps to achieve compliance with those requirements of Environmental Law which exist on or prior to the Closing Date and which require compliance on or prior to June 30, 1997) to the extent (x) any Claim Costs are attributable to an event, circumstance or condition relating to the Manufacturing Facilities or any operations of Seller or any of its predecessors-in-interest or any real property, facility, site or assets owned, leased, operated or used by Seller or any of its predecessors-in-interest at any time on or prior to the Closing Date, or to any acts or omissions of Sellers or any of its predecessors-in-interest, and (y) Claim Costs in connection therewith are incurred or asserted prior to the fifth anniversary of the Closing Date.

        (h) any liability resulting from any government action for defective pricing under any Government Contract or adjustments to contract pricing for differences in allowable and for allocable costs resulting in net aggregate contract price adjustments in excess of DM 50,000 for all Government Contracts under which work was performed prior to the Closing,

        (i)     [omitted].

        (j)     [omitted].

        (k)     [omitted].

        (l)     [omitted].

        (m)     [omitted].

        (n) any claim asserted by a third party against any of the Purchaser Indemnitees to the extent any such claim is attributable to an Occurrence occurring prior to the Closing Date and since, but not earlier than, July 1, 1985, and for which Seller carried insurance, but only to the extent such insurance actually provides coverage therefor, prior to the Closing Date, and since, but not earlier than, July 1, 1985.

        (o)     [omitted].

        (p)     [omitted].

                provided that (i) Seller shall not be liable under this Section
                7.3 unless the aggregate amount of Claim Costs with respect to all matters referred to in this Section 7.3 exceeds DM 54,000 and then only to the extent of such excess and (ii) Seller's maximum liability under this Section 7.3 shall not exceed DM 5,100,000. If the amount of Claim Costs arising in respect of any individual matter referred to in this Section 7.3 is less than DM 2,000, then that amount shall not be included for the purpose of calculating the aggregate amount referred to in subparagraph (i) of this provision. Notwithstanding the foregoing, Seller shall have no obligation to indemnify Purchaser under this Section 7.3 (x) to the extent that any Claim Costs are incurred or increased as a result of any law, statute, ordinance, or regulation not in effect on or prior to the Closing Date, or as a result of any change therein thereafter, (y) to the extent that the facts, matters or circumstances giving rise to such Claim Costs arise pursuant to
                Section 7.3(a) and have been fairly disclosed in the Schedules or in any document listed or specifically referred to therein, or

        (z) to the extent any such Claim Costs are reflected in the Financial Statements or in the Statement of Working Capital. Notwithstanding anything to the contrary contained in this Agreement, no provision of
        Section 7.3 following Section 7.3(p) hereof shall apply to (i) Section 7.3(b) (other than subparagraph (z)), Section 7.3(e) and Section 7.3(n) hereof, and (ii) the failure of a party hereto to observe any of its obligations under any covenant or agreement in this Agreement (other than, with respect to this clause (ii), the provision that Seller's maximum liability under this Section 7.3 shall not exceed DM 5,100,000). For the avoidance of doubt, the inclusion of any facts, matters or circumstances on any Schedule hereto shall not relieve Seller of its obligations under Section 7.3(g) hereof and Section 7.3(p).

7.4     Procedures.

        (a) Any party seeking indemnification under this Article VII (the "Indemnified Party") shall promptly upon becoming aware of the circumstances giving rise to the claim for indemnification, notify the party against whom a claim for indemnification is sought hereunder (the "Indemnifying Party") in writing, which notice shall specify, in reasonable detail, the nature and estimated amount, if determinable, of the claim. Such notification shall be a condition precedent to any liability on the part of the Indemnifying Party. Except as otherwise provided herein, Purchaser and Seller shall appoint Seller or one of Seller's Affiliates, selected by Seller, as attorney in fact with exclusive authority to collect, settle, or pay any amount due to or owed by Seller with respect to an Indemnifiable Tax or for filing any return due or a claim for refund for an Indemnifiable Tax. Such appointment of Seller or its Affiliate as attorney in fact shall be pursuant to a power of attorney in the form set forth in Schedule 7.4(a). Any audit, claim, investigation, administrative proceeding, suit or other action by a third party relating to any Indemnifiable Tax shall be governed by this Section 7.4.

        (b) If any third party shall assert a claim against the Indemnified Party with respect to any matter (a "Third Party Claim") for which the Indemnified

        Party intends to seek indemnification against the Indemnifying Party under this Article VII, then the Indemnified Party shall promptly (and in any case within ten (10) days of such claim having been asserted) notify the Indemnifying Party thereof in writing (to include a description thereof in reasonable detail), which notification shall be a condition precedent to any obligation on the part of the Indemnifying Party to indemnify the Indemnified Party under this Article VII; provided, that no notice shall be required to be given with respect to any proceedings pertaining to an Indemnifiable Tax which has been assessed or, to Seller's knowledge, is the subject matter of a current audit examination by a taxing authority. The following provisions shall apply with respect to any such Third Party Claim:

        (i) The Indemnifying Party shall have the right to assume the defense of the third party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party (it being understood that if in the Indemnified party's reasonable judgment a conflict of interest is likely to exist between such Indemnified Party or the Indemnifying Party or any of their respective Affiliates with respect to such counsel, such Indemnified Party shall be entitled to require the Indemnifying Party to select other counsel pursuant to this Section 7.4) at any time within 60 days after the Indemnified Party has given notice of the third Party Claim; provided, however, that (A) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; (B) the Indemnified Party shall have (w) the right to participate fully in the defense of the Third Party Claim, including through separate counsel of its own choosing at its sole cost and expense, (x) the right to receive reasonable advance notice from the Indemnifying Party of any hearings or proceedings, (y) the right, if possible, to review in advance and comment on any pleadings, briefs or other documents to be filed and (z) the opportunity to participate in any meetings concerning the strategy to be adopted in opposing the Third Party Claim or any efforts to settle the same; and (C) the Indemnified Party shall have the right at any time to assume the sole right to defend or settle any Third Party Claim upon written waiver of its right to indemnity hereunder (in form and substance reasonably satisfactory to the Indemnifying Party) with respect to such Third Party Claim.

        (ii) So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 7.4(b)(i) above, (A) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless (x) the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party, and includes the giving by the claimant or the plaintiff to the Indemnified party of a release from those liabilities which are the subject of the claim for indemnification hereunder in form and substance reasonably satisfactory to the Indemnified Party, or (y) in a matter relating to an Indemnifiable Tax subject to this section 7(4)(b)(ii), is not reasonably likely to materially adversely affect Seller's or Purchaser's liability for Taxes in a Post-closing Tax Period, and (B) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party. With respect to any proposed settlement for an Indemnifiable Tax subject to this Section 7(4)(b)(ii) to which the Purchaser Indemnitee does not consent, Seller may pay the amount of any such proposed settlement to the Purchaser Indemnitee and upon such payment be released from any and all liability to Purchaser Indemnitee with respect to such Indemnifiable Tax.

        (iii) In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Section 7.4(b)
        (i) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the

                Indemnifying Party in connection therewith) and (B) the Indemnifying Party shall remain obligated to indemnify the Indemnified Party to the extent provided pursuant to this
                Article VII.

                (iv) The Indemnified Party will use all reasonable efforts to make available to the Indemnifying Party those employees whose assistance, testimony or presence is necessary to assist the Indemnifying Party in evaluating and defending any such claim; provided that the Indemnifying Party shall be responsible for any out-of-pocket expenses (excluding wages, benefits, and other direct or indirect costs of employment) associated with any employees made available hereunder. The Indemnified Party, at its expense, shall also make available to the Indemnifying Party or its representatives on a timely basis all documents, records and other materials in the possession of the Indemnified Party reasonably required by the Indemnifying Party for its use in defending any claim, and shall otherwise cooperate on a timely basis with the Indemnifying Party in the defense of such claim.

        (c) Notwithstanding anything herein to the contrary, the failure of an Indemnified Party to notify the Indemnifying Party of any claim of indemnification as required pursuant to Section 7.4(a) or 7.4(b) shall not affect the indemnification obligations of any party hereto, unless and only to the extent that the Indemnifying Party is prejudiced thereby.

7.5 Third Party Reimbursement; Aviation Liability Insurance is (a) The indemnities provided by this Article VII shall apply only to damages, losses, liabilities and expenses for which the party seeking indemnification cannot obtain reimbursement from third parties (other than third party insurers), provided that the Indemnified Party shall not be obligated to assert a claim against any such third party unless the Indemnifying Party shall have agreed in form and substance reasonably satisfactory to the Indemnified Party to reimburse the Indemnified Party for all reasonable out-of-pocket costs, fees and expenses incurred in connection therewith.

        (b) Seller will ensure that no ICI Company will take any action or fail to take any action, in each case, which would prohibit claims by such ICI Company under the policies providing coverage of the type described in

        Section 3.24 hereof which would impair its rights under such policies. As soon as there is any indication that a claim relating to Seller under any such policy could reasonably be expected to exceed the limits of liability of any such policy or if any underwriter of such policy or claims adjustor or party affiliated with any such underwriter or claims adjustor indicates that coverage might not be afforded under a policy relating to Seller, representatives of Seller and/or Purchaser shall be notified immediately and shall be entitled to fully participate in any and all further matters relating to such claim. Seller will ensure that the relevant ICI Company will act in good faith with respect to seeking coverage under such policies.

7.6 Mitigation. Each party will use reasonable efforts to mitigate any liabilities and damages for which it may claim indemnification under this Article VII. To the extent that the operations of Purchaser after the Closing Date contribute to or aggravate any liabilities or damages as to which indemnification is available under Section 7.3, Seller's indemnification obligation will be reduced by the value of such contribution or aggravation.

7.7 Limitation on Damages. Notwithstanding any other provision in this Agreement, the liability of any party to another party arising with respect to the matters addressed herein, regardless of the form of the claim or cause of action (whether based in contract, infringement, negligence, strict liability, other tort or otherwise), shall be limited to actual damages, which shall in no event include any indirect, consequential, incidental or punitive damages, whether arising under contract, in tort, at law, or under other legal concepts, of such other party; provided that, for purposes of this Agreement, actual damages suffered by an Indemnified Party, shall include, only if and to the extent arising from or related to a Third Party Claim, any such indirect, consequential, incidental or punitive damages and Party is liable to a third party. "Indirect" and "consequential" damages shall include, but not be limited to, loss of anticipated profits, loss of use, loss of revenue, cost of capital and loss or damage of property or equipment.

7.8 Purchase Price Adjustment. Any payments made as indemnification pursuant to Section 7.2 or 7.3 shall be treated as an adjustment to the Purchase Price.

7.9     Remediation Procedures.

        (a) For purposes of this Section 7.9, "On-Site Remediation Liabilities" means liabilities and obligations imposed under any Environmental Law for the clean-up or remediation of conditions existing at the Real Property prior to the Closing Date and for which Seller is obligated to indemnify Purchaser pursuant to
                Section 7.3 hereof; "Off-Site Remediation Liabilities" means liabilities and obligations of Seller imposed under any Environmental Law for the clean-up or remediation of conditions existing at real property other than the Real Property prior to the Closing Date and for which Seller is obligated to indemnify Purchaser pursuant to Section 7.3 hereof; and "Real Property" means the real property owned by Seller and included within the Manufacturing Facilities.

        (b) Purchaser shall, to the extent Purchaser has the legal right to do so, make all reasonable efforts to:

                (i) consult with Seller (x) prior (A) to entering into any agreement with any third party, including but not limited to any governmental entity, or (B) nature of and schedule for any cleanup or remediation for which Purchaser has sought indemnification respecting an On-Site Remediation Liability under Section 7.3 of this Agreement ("On-Site Cleanup"), and (y) prior to submitting to any third party any work plan or material report for any On-Site Cleanup:

                (ii) provide drafts to Seller for review and comment of material documents for any On-Site Cleanup, including without limitation, any work plan, testing results, compliance schedule, compliance or consent order or agreement;

                (iii) consult with Seller in due time period before notice of a release of a hazardous substance is required or reasonably believed to be required by any Environmental Law or governmental authority; and

                (iv) provide prior notice to Seller of any reportable release of any Hazardous Materials resulting from any On-Site Cleanup.

        (c) Purchaser shall promptly and at its own expense provide Seller with final copies of all reports, workplans and other documents received from or provided to any third party, including but not limited to, any governmental authority.

        (d) Any hazardous substances or any other materials removed in connection with an On-Site Cleanup shall be deemed to have been generated by Purchaser and Purchaser shall have responsibility for ensuring that such hazardous substances and any other materials are managed and disposed of in accordance with all applicable federal, state and local laws, statutes, ordinances and regulations and Seller shall have no liability arising directly or indirectly from Purchaser's failure to do so or as a result of the particular way in which Purchaser managed or disposed of such hazardous substances and other materials unless the method by which the hazardous substances or other materials were managed or disposed of was required or insisted upon by Seller.

        (e) As promptly as possible following Seller's receipt of a notice from Purchaser pursuant to Section 7.4 regarding a claim made by or threatened against Purchaser by a third party, including but not limited to any governmental authority for On-Site Cleanup, Seller and Purchaser shall each designate one or more representatives ("Designated Representatives") to represent them in their dealings with each other respecting On-Site Cleanup activities and notify each other of the name, title, address, and telephone and facsimile numbers for each such Designated Representative.

        (f) If a legal proceeding, claim or demand shall be made or threatened against Purchaser by a third party, including but not limited to any governmental authority, which seeks both damages and On-Site

                Cleanup, Seller shall manage and control such legal proceeding, claim or demand and Purchaser shall, subject to the provisions of this Section 7.9, manage and control any On-Site Cleanup resulting therefrom.

        (g) Purchaser shall conduct any On-Site Cleanup in accordance in all material respects with any applicable Environmental Law and governmental order, mandate or directive. Unless otherwise agreed to by the Purchaser and Seller, and to the extent permitted under such Environmental Law, order, mandate or directive, Purchaser shall propose to and advocate to governmental entities and conduct any On-Site Cleanup, with the objective of accomplishing an On-Site Cleanup in a cost effective manner which complies with applicable Environmental Law taking into account the cost of commercially available alternative cleanup technologies, the likelihood of success of the chosen technology and whether the chosen technology will accomplish cleanup in a reasonable period of time (hereinafter referred to as the "Cost Effective Cleanup").

        (h) Were notice of a release of a hazardous substance is required by any applicable Environmental Law or any governmental authority or where Purchaser has reasonable grounds to believe that such notice is required by such Environmental Law or any governmental authority, Purchaser shall make all reasonable efforts to consult with Seller in the time period before the notice is required or reasonably believed to be required by such Environmental Law or governmental authority.

        (i) In the event Purchaser proposes On-Site Cleanup, including but not limited to soil or groundwater or other intrusive testing ("Testing"), resulting or arising from any claim or demand made or threatened against Purchaser by any third party, including but not limited to any governmental authority, then:

                (i) Purchaser shall not perform Testing at the Real Property unless required by such Environmental Law or unless Purchaser has a reasonable basis to believe that there is soil or groundwater contamination on any parcel of Real Property. In the event that Purchaser desires to perform Testing, Purchaser shall (unless a shorter time period is re-quired for Purchaser to comply with applicable Environmental
                Laws) furnish Seller not less than ten (10) days prior written notice of its election to do so and Purchaser and Seller agree to confer with each other in good faith in regard to whether Purchaser should perform such Testing. If the parties cannot reach agreement on the issue of whether Purchaser should perform Testing, either party may invoke the dispute resolution procedures set forth in Section 7.9(k).

                (ii) In the event that Purchaser proposes On-Site Cleanup under this Section 7.9(i) and Seller believes that such cleanup (A) would not be mandated by the applicable governmental authority if the underlying environmental problems with respect to which the On-Site Cleanup was proposed were disclosed to such governmental authority (the "Necessity Test") based on cleanup required by such governmental authority at similar sites, where possible in the same jurisdiction, with contamination of similar type, concentration and media and taking into account the relevant site specific conditions at the parcel of Real Property involved (the "Relevant Factors") or (B) is not a Cost Effective Cleanup which would be acceptable to the applicable government authority if it were to exercise jurisdiction over the parcel of Real Property in question and were to take into account the Relevant Factors, Seller or Purchaser may initiate the dispute resolution procedures contained in Section 7.9(k).

         (j) Purchaser shall not make any admission of liability with respect to On-Site Remediation Liabilities or Off-Site Remediation Liabilities or third party claims which would reasonably be expected to give rise to damages indemnifiable by the Seller without prior consultation with Seller. Disclosure of facts in response to a governmental authority demand or request for information under any Environmental Law shall not constitute an admission of liability for the purposes of this Section 7.9(j). Notification of contamination or disclosure of acts in response to a factual inquiry from a governmental authority or private party and responses to discovery requests in court or administrative proceedings shall not constitute an admission of liability for purposes of this Section 7.9(j).

         (k) In the event of a dispute (excluding any dispute as to the construction or interpretation of this Section 7.9 or to the liability of the parties under this Agreement) respecting the On-Site Cleanup arises among the Purchaser's and Seller's Designated Representatives which cannot be resolved by such Designated Representatives after timely (but not more than ten
                 (10) business days) diligent and good faith efforts, Purchaser and Seller shall each submit the dispute for consideration and resolution to their respective Managing Directors (or their designees). In the event that the dispute remains unresolved after timely (but not more than thirty (30) business days) diligent and good faith efforts by such Managing Directors, the Purchaser's decision shall control, provided, however, that any such decision by the Purchaser shall be without prejudice to any claim by the Seller that any amounts relating to such dispute are not subject to indemnification by the Seller under
                 Section 7.3.

         (l) Seller and Seller's Designated Representatives shall have the right upon reasonable prior notice to enter the Real Property during normal business hours and at other agreed upon times for the purposes of (i) observing any On-Site Cleanup conducted by Purchaser, and (ii) obtaining at Seller's sole cost and expense, split or duplicate samples of Testing conducted for any On-Site Cleanup. This subsection shall not limit Purchaser's and Seller's obligations pursuant to Section 7.4.

         (m) Nothing contained in this Section 7.9 shall restrict Purchaser from taking any action where required by any Environmental Law, or, without prejudice to any claim by Seller that any such action is not subject to indemnification by Seller under
                 Section 7.3, where the failure to take such action would reasonably be expected to result in a violation of any Environmental Law.

         (n)     No failure by Purchaser to comply with the requirements of this
                 Section 7.9 shall limit or relieve Seller's indemnity obligations hereunder except to the extent Seller is materially prejudiced thereby.

7.10    Exclusive Remedy.  The indemnification obligations of Seller under this
        Article VII shall be the sole and exclusive remedy for any claims by Purchaser against Seller or any ICI Company arising out of or relating to the purchase of the Business by Purchaser pursuant to this Agreement and the transactions contemplated hereby (other than those contemplated in the Ancillary Agreements) and the Purchaser hereby waives any and all other rights or remedies (including without limitation any right of rescission) in connection therewith.

                                  ARTICLE VIII

                                 MISCELLANEOUS

8.1 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Seller and Purchaser.

8.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this
        Section 8.2.

8.3 Attorneys' Fees. In any action, suit or proceeding to enforce the obligations of any party hereto, the prevailing party shall be entitled (in addition to all other relief to which it may be entitled) to recover all attorneys' fees and related expenses reasonably incurred by it in the prosecution or defense of such action, suit or proceeding.

8.4 Expenses. Unless otherwise agreed between the parties, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notarization Costs shall be shared equally by the parties.

         8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by facsimile transmission or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective only upon receipt thereof):

                 (a)    if to Seller and/or Seller's Guarantor:

                        Deutsche ICI GmbH
                        Emil-von-Behring-Strasse 2
                        60439 Frankfurt am Main 50
                        Facsimile: 069 5870 297
                        Attn.: Geschaftsfuhrung

                        with a copy to:

                        President and General Counsel
                        ICI Americas Inc.
                        3411 Silverside Road
                        Wilmington, Delaware 19850
                        Facsimile: +++ 302 887 8542

                 (b)    if to Purchaser and/or to Purchaser's Guarantor:

                        Dalia Verwaltungsgesellschaft mbH
                        Industriestrasse 1
                        76684 Ostringen
                        Facsimile: 07253 91899
                        Attn.: Geschaftsfuhrung

                        Fiberite Holdings, Inc.
                        2055 E. Technology Circle
                        Tempe, Arizona 85248
                        Facsimile: 001 602 730 2390
                        with a copy to:

                        Fiberite Holdings, Inc.
                        c/o DLJ Merchant Banking, Inc.
                        1040 Broadway
                        New York, N.Y. 10005
                        Attn.: Thompson Dean


                        and

                        John Schuster
                        Cahill Gordon & Reindel
                        80 Fine Street
                        New York, New York, 10005
                        Facsimile: 001 212 269 5420


8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement and the Ancillary Agreement constitute the entire agreement and supersede all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

8.9 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party may assign, dele-gate or otherwise transfer any of its rights, interests or obligations under this Agreement without the consent of the other party hereto, such consent not to be unreasonably withheld or delayed; provided further that no such consent shall be required if (a) as a result of any and all such assignments, only a single assignee would be entitled to indemnification pursuant to Article VII, (b) such assignment would not relieve the assigning party of its obligations under this Agreement and the Ancillary Agreements, (c) the assignee agrees with the assigning party to assume the assigning party's obligations under this Agreement and the Ancillary Agreements, and (d) the assigning party notifies the Seller prior to any such assignment, which notification shall include the identity of the assignee, a description of terms of such assignment and a certification by an officer of the Purchaser that the conditions set forth in subparagraphs 8.9(a) and (b) have been satisfied. Notwithstanding the foregoing, the Purchaser shall be entitled to assign a security interest in its rights hereunder in connection with a collateral assignment to one Person acting on behalf of one or more of Purchaser's lenders.

8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Germany, without regard to its conflicts of law rules.

8.11    Counterparts. [omitted]

8.12    Guaranty.

(a) Purchaser's Guarantor hereby agrees to pay, perform and discharge all of the covenants, agreements, obligations and liabilities of Purchaser under this Agreement and the Ancillary Agreements to the extent such covenants, agreements, obligations and liabilities are not paid, performed or discharged by Purchaser in accordance with the terms hereof and thereof.

(b) Seller's Guarantor hereby agrees to pay, perform and discharge all of the covenants, agreements, obligations and liabilities of Seller and other ICI Companies under this Agreement and the Ancillary Agreements to the extent such covenants, agreements, obligations and liabilities are not paid, performed or discharged by Seller in accordance with the terms hereof and thereof.

8.13 Federal Cartel Office Clearance. The Federal Cartel Office, Berlin, has cleared the transaction contemplated herein by letter of September 20, 1995.

8.14    Venue. Exclusive place of jurisdiction shall be Frankfurt am Main.